                                 United States
                       Security and Exchange Commission
                            Washington, D.C. 20549


                                 Schedule 13G

                       Under the Securities Act of 1934
                            (Amendment No.______ )*



                               Tasty Baking Co.
                               ----------------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                   876553306
                                   ---------
                                (CUSIP Number)

  CUSIP No. 876553306                   13G

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      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DePrince, Race & Zollo, Inc.
      59-3299598
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Incorporated in the State of Florida
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,028,325
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             none
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,028,325
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          none
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      $14,406,833
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
      No
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      13.11%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IA
------------------------------------------------------------------------------

                                 SCHEDULE 13 G

Item 1.
(a)  Tasty Baking Co.

(b)  2801 Hunting Park Ave
     Philadelphia, PA 19129

Item 2.
(a)  DePrince, Race & Zollo, Inc.

(b)  201 S. Orange Ave, Suite 850
     Orlando, FL 32801

(c)  USA

(d)  common stock

(e)  876553306

Item 3.
(e)  X

Item 4. Ownership
(a)  $14,406,833
(b)  13.11%
(c) (i)    1,028,325 shares
    (iii)  1,028,325 shares

Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of Group
N/A

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                Date 02/09/2001


                                                ________________________
                                                               Signature
                                                John D. Race  -  Partner
                                                ------------------------
                                                              Name/Title